Exhibit 10.3

[ ]	VIA EMAIL
[ ]

Re:	Retention Bonus

Dear [ ]

We are pleased to inform you that, in recognition of your contributions to Y-mAbs Therapeutics A/S (the “Company”), you are being offered the opportunity to receive a retention bonus (the “Retention Bonus”) on the following terms and conditions:

1. Payment of Retention Bonus. Subject to satisfaction of the conditions set forth below, you will be eligible to receive a Retention Bonus in the amount equal to 25% of your base, cash, salary on April 26, 2023 (the “Vesting Date”) payable in a lump sum within thirty (30) days following the Vesting Date.

2. Conditions to Payment. To receive the Retention Bonus, all of the following conditions must be satisfied:

(a) You are still employed with the Company through the Vesting Date;

(b) No notice of termination of your employment has been given by either you or the Company for any reason through the Vesting Date; and

(c) Y-mAbs Therapeutics, Inc.’s Biologics License Application for 131I-omburtamab has been approved by the U.S. Food and Drug Administration on or before the Vesting Date.

3. Termination of Employment. If you are not employed with the Company through the Vesting Date for any reason, or if notice of termination of your employment with the Company is made by you or the Company for any reason prior to the Vesting Date (or any other condition set forth in paragraph 2 above is not satisfied), your right to payment of the Retention Bonus will be forfeited in its entirety.

4. Tax Withholding. Payment of the Retention Bonus will be subject to applicable tax withholdings.

5. Effect on Other Benefits/No Performance Requirement. You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits, matching contributions or similar payments. The Retention Bonus does not replace any other bonus arrangement in place between you and the Company and is not dependent on any specific work performance by you.

6. Assignment. The obligation to pay the Retention Bonus is solely that of the Company. You may not assign your right to receive the Retention Bonus.

7. No Right to Continued Employment. The grant of this Retention Bonus opportunity does not give you any right to continue your employment relationship with the Company, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you.

8. Governing Law. Any dispute arising under this letter shall be decided by applying the laws of Denmark, without regard to conflicts of law principles.

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below and returning it to me. Please retain a copy of the letter.

Sincerely,

Y-MABS THERAPEUTICS A/S
By:	[ ]
Name:	[ ]
Title:	[ ]

ACKNOWLEDGED AND AGREED TO
ON	[ ]
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